Exhibit 99.1

Kairos Pharma Ltd. Provides Letter to Stockholders

LOS ANGELES – April 24, 2025 – Kairos Pharma, Ltd. (NYSE American: KAPA), a clinical stage biopharmaceutical company, today provides a letter to stockholders from CEO John Yu, M.D.:

To our valued stockholders,

As we reflect on the Company’s progress before and after our initial public offering and listing on the NYSE American stock exchange, I am excited about what the future holds.

We currently have two ongoing clinical trials for our lead drug, ENV105, which is being tested in patients with prostate cancer in a Phase 2 trial and is being tested in a Phase 1 trial for patients with a type of lung cancer (called EGFR-dependent non-small cell lung cancer). As part of these trials, we are also identifying and confirming biomarkers to identify patients for whom this combined therapy may prove most effective. Our CSO Dr. Neil Bhowmick’s lab received $876,000 from the Department of Defense to support a biomarker study for lung cancer patients responsive to ENV105. In addition to our long-standing, close relationship with Cedars Sinai Hospital in Los Angeles, where we are conducting both trials, we have also expanded the prostate trial sites to the University of Utah and City of Hope. We are aiming to be able to discuss safety and interim efficacy results toward the end of the second quarter 2025.

We are also continuing our development work for our proprietary immune response compounds, including KROS101, designed to treat cancers by increasing the killer T cell population while decreasing the suppressor Treg population. We have reported some exciting data on this GITR ligand small molecule agonist at American Association for Cancer Research meetings, the Society for Immunotherapy of Cancer meeting, and at the upcoming American Society of Clinical Oncology meeting.

There remains significant unmet medical needs in both cancer and inflammation. We believe our research will open new paths to help address these serious conditions. Each of the indications we seek to address represent multi-billion-dollar markets. Further, we continue to receive non-dilutive government grants to support research in several of our programs, even in an environment where these types of grants are in jeopardy of drying up due to the macro political environment. Finally, we have a robust intellectual property portfolio that we believe will provide significant protection into the 2030s.

We now have significant research analyst coverage through several investment banks, including EF Hutton, D. Boral, Rodman and Renshaw, Maxim, and HC Wainwright. Further, we will be participating in the D. Boral Healthcare Conference in May and the HC Wainwright Healthcare Conference in September.

Despite recent economic headwinds, we remain financially strong due to our recent private placement and judicious use of funds with non-dilutive funding. Thank you for your continued support and confidence in our mission. We look forward to providing you with regular updates on our progress as we move forward.

Sincerely,

John Yu, M.D.

CEO, Kairos Pharma

About Kairos Pharma Ltd.

Based in Los Angeles, California, Kairos Pharma Ltd. (NYSE American: KAPA) is at the forefront of oncology therapeutics, utilizing structural biology to overcome drug resistance and immune suppression in cancer. Our lead candidate, ENV105, is an antibody that targets CD105 – a protein identified as a key driver of resistance to various cancer treatments. Elevation of CD105 in response to standard therapy results in resistance and disease relapse. ENV105 aims to reverse drug resistance by targeting CD105 and restore the effectiveness of standard therapies across multiple cancer types. Currently, ENV105 is in a Phase 2 clinical trial for castrate-resistant prostate cancer and a Phase 1 trial for lung cancer, with the trials aimed at addressing significant unmet medical needs. For more information, visit kairospharma.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements as those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “hopes” or the negative of these or similar terms. The reader is cautioned not to rely on these forward-looking statements. If underlying assumptions prove inaccurate, or known or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Kairos Pharma. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. In evaluating these forward-looking statements, you should consider various factors, including: our expectations regarding the success and/or completion of our Phase 1 and Phase 2 clinical trials; our success in completing newly initiated clinical trials, commence new trials, and obtain regulatory approval following the conclusion of such trials; challenges and uncertainties inherent in product research and development; and the uncertainty regarding future commercial success. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking statements discussed in this press release and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us, including those described in Kairos Pharma’s Annual Report on Form 10-K and our other filings made with the SEC. We are not obligated to publicly update or revise any forward-looking statement, and Kairos Pharma is not required to update any forward-looking statement as a result of new information or future events or developments, except as required by U.S. federal securities laws.

Contact:

CORE IR

Louie Toma

investors@kairospharma.com